Exhibit 10.1

Execution Copy

Employment Agreement

This Employment Agreement (this “Agreement”), is entered into on March 16, 2018 by and between Dover Corporation, a Delaware corporation (the “Company”), and Richard J. Tobin (“Executive” and collectively with the Company referred to herein as the “Parties”).

RECITALS

A.	It is the desire of the Company to assure itself of the services of Executive effective as of the Effective Date, as defined below, and thereafter by entering into this Agreement.

B.	Executive and the Company mutually desire that Executive provide services to the Company on the terms herein provided.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the Parties hereto agree as follows:

1.     Employment.

(a)    General. Subject to the terms of this Agreement, during the Term, as defined below, the Company shall employ Executive and Executive shall remain in the employ of the Company in the position set forth in this Section 1.

(b)    Employment Term. For purposes of this Agreement, the “Term” shall mean the period beginning on May 1, 2018 or such earlier date as Executive and the Board may agree (the “Effective Date”) and ending on the third anniversary of the Effective Date, subject to earlier termination as provided in Section 3. Following expiration of the Term, and subject to Section 4(b)(iii), Executive shall continue to be employed by the Company as an at-will employee and will participate in the Company’s Executive Severance Plan, in effect from time to time, at the highest applicable tier of benefits.

(c)    Position and Duties. Executive shall serve as the President and Chief Executive Officer of the Company. Executive shall have such powers, responsibilities, duties and activities as conferred by Article IV, Sections 2(b) and (c) of the Company’s Amended and Restated By-Laws, effective February 11, 2016 (“By-Laws”) and as may be amended from time to time, and as are customary for such positions (as applicable) and as otherwise assigned by the Board of Directors of the Company (the “Board”). In such position, Executive shall be the most senior officer of the Company and shall report to the Board. Executive shall devote substantially all of Executive’s working time and efforts to the business and affairs of the Company (which shall include service to its “Affiliates” (within the meaning of Rule 12b-2 promulgated under Section 12 of the Securities Exchange Act of 1934, as amended from time to time)) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, provided that Executive shall be permitted to (i) manage Executive’s personal, financial and legal affairs, (ii) participate in trade associations, (iii) serve on the board of directors of not-for-profit or tax-exempt charitable organizations, and (iv) subject to approval by the Board, serve on the board of directors or similar board of for-profit organizations, in each case, subject to compliance with this Agreement and provided that such activities do not materially interfere with Executive’s performance of Executive’s duties and responsibilities hereunder. Executive agrees to observe and comply with the rules and policies of the Company and its subsidiaries as adopted by the Company or its Affiliates from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to Executive (each, a “Policy”).

(d)    Service on Board. Executive shall continue to serve on the Board and the Company shall use its reasonable best efforts to cause Executive to be re-elected to the Board during the Term.

(e)    Principal Place of Employment. Executive’s principal office shall be at the Company’s headquarters in Downers Grove, Illinois. The Parties understand that given the nature of Executive’s duties, Executive will be required to travel and perform services at locations other than his principal office from time to time.

(f)    Certain Executive Representations. Executive represents and warrants that (i) Executive is not subject to any impediment, restriction or restraint that would in any way prohibit, hinder or impair his employment hereunder and his performance as contemplated hereby, (ii) without limiting the foregoing, Executive’s employment hereunder and his performance as contemplated hereby do not and would not in any way conflict with or breach any confidentiality, non-competition or other agreement to which he is a party or to which he may be subject and (iii) Executive has not to his knowledge been the subject of any allegation that he, and to his knowledge he has not, (A) breached any law, regulation or code of conduct applicable to him in the course of employment or (B) engaged in any act of workplace misconduct or impropriety, including any act of discrimination or harassment.

2.     Compensation and Related Matters.

(a)    Annual Base Salary. During the Term, Executive shall receive a base salary at a minimum rate of $1,200,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company and shall be pro-rated for partial years of employment. Such annual base salary shall be subject to periodic review in accordance with the Company’s regular process for similarly situated executives (with the first review for Executive accordingly expected not later than early 2019) and shall be subject to increase but not decrease (such annual base salary, as it may be increased from time to time, the “Annual Base Salary”).

(b)    Annual Bonus. With respect to each fiscal year of the Company ending during the Term, Executive will be eligible to participate in an annual incentive program established by the Board. Executive’s annual incentive compensation under such incentive program, (the “Annual Bonus”) shall be targeted at 125% of his Annual Base Salary (the “Target Bonus”) and with the expectation that the actual Annual Bonus will scale upward and downward based on actual performance, as determined by the Board, such that the actual Annual Bonus payable to Executive may be greater than, equal to or less than the Target Bonus; provided that the Annual Bonus for 2018 shall equal no less than Target Bonus and shall be pro-rated for the portion of 2018 on and following the Effective Date (the minimum Annual Bonus amount payable for 2018, “2018 Minimum Bonus”). The Annual Bonus shall be based upon the achievement of Company and/or individual performance metrics as established by the Board. Executive’s goals, objectives and performance targets will be developed by the Board in consultation with the Executive on an annual, ongoing basis, provided, however, that in no event will Executive’s bonus targets be less than the Target Bonus during the Term. The

Annual Bonus for each fiscal year, except as otherwise provided in this Agreement, subject to Executive’s employment with the Company on the applicable bonus payment date, shall be paid at such time as annual bonuses are paid to other senior executives, but no later than the fifteenth day of the third month following the end of such fiscal year; provided that the 2018 Minimum Bonus shall be paid no later than December 31, 2018.

(c)    Long-Term Incentive. The Company will grant Executive equity incentive awards (or other long-term incentive compensation) for each fiscal year of the Company ending during the Term with an annual grant date fair value of not less than $7 million. The type of award and specific terms and conditions of such awards will be determined by the Board in consultation with Executive, but shall be commensurate with Executive’s position and the terms shall be consistent with the terms applicable to similarly situated executives. Notwithstanding the foregoing, with respect to 2018, the equity incentive award shall be awarded as follows: sixty (60%) percent in the form of SSARs, as defined in the Plan (the number of SSARs will be determined consistent with the Company’s methodology for making such grants), twenty (20%) percent in the form of Performance Shares, as defined in the Plan (each, a “PSA”), and twenty (20%) percent in the form of Restricted Stock Units, as defined in the Plan (each, a “RSU”). The value of the awards shall be determined based on the Fair Market Value (as defined in the Company’s 2012 Equity and Cash Incentive Plan as most recently amended August 6, 2014 and as may be amended and superseded; the “Plan”) of Company’s stock on the date of grant; provided the value of the PSA and RSU equity incentive awards with respect to 2018 will be determined based on the volume-weighted average trading prices (on the NYSE) of the Company’s stock for the five (5) trading days immediately preceding the date of grant. The PSA grant for 2018 will have performance criteria and terms and conditions consistent with the Company’s February 2018 iTSR PSA (2018-2020 performance period) grant. Equity incentive awards for 2018 will be granted within ten (10) trading days following the completion of the spin-off of Wellsite (as described in the Company’s 10-K for 2017), but in no event later than June 1, 2018, and (i) time-vesting with respect to RSUs will commence as of the date (prior to such spin-off) that 2018 annual equity incentive grants are made to other senior management, and (ii) time-vesting with respect to SSARs will commence as of the grant date.

(d)    Sign-on Equity Award. The Company will grant Executive an equity incentive award under the Plan (the “Sign-on Equity Award”). The value of the award shall be determined based on the volume-weighted average trading prices (on the NYSE) of the Company’s stock for the five (5) trading days immediately preceding the date of grant. Except as set forth in this Agreement, the terms of the Sign-on Equity Award shall be consistent with equity award terms applicable to similarly situated executives, except as otherwise set forth in this Agreement. Sign-on Equity Award shall be issued within ten (10) trading days following the completion of the spin-off of Wellsite (as described in the Company’s 10-K for 2017), but in no event later than June 1, 2018. The Sign-on Equity Award will consist of the following:

(i) $6 million in the form of PSAs, which will have the terms and conditions consistent with the Company’s February 2018 iTSR PSA (2018-2020 performance period) grant, vesting in February of 2021 subject to achievement of applicable performance requirements; and

(ii) $13 million in the form of RSUs, which will vest and be paid subject to continued employment requirement in five equal installments on December 15th of each calendar year, starting on December 15, 2018 and ending on December 15, 2022.

(e)    Make Whole Cash Payment. Within 30 days of the Effective Date, the Company will pay Executive $1,000,000 in a cash lump-sum payment (the “Make Whole Cash Payment”). Not more than thirty (30) days following his termination pursuant to Section 3(a)(iii) or Section 3(a)(v), but in each case only if such termination occurs prior to the first anniversary of the Effective Date, Executive shall repay the Make Whole Cash Payment to the Company. Not more than thirty (30) days following his termination pursuant to Section 3(a)(iii) or Section 3(a)(v), but in each case only if such termination occurs after the first anniversary of the Effective date, but prior to the second anniversary of the Effective Date, Executive shall repay the pro-rata portion of the Make Whole Cash Payment to the Company (the proration to be based on the number of days from termination to the second anniversary divided by 730). Except as set forth herein, the Make Whole Cash Payment shall otherwise not be subject to disgorgement in any circumstances.

(f)    Employee Benefits. During the Term, Executive shall be eligible to participate in employee benefit plans, programs and arrangements generally available from time to time to other similarly situated executives of the Company employed at the Company’s headquarters, including medical, dental and life benefits as they may be in effect from time to time. Such benefits shall include participation in the Company’s Senior Executive Change-in-Control Severance Plan (as amended from time to time, the “CIC Plan”).

(g)    Paid Time Off. During the Term, Executive shall be entitled to paid personal leave in accordance with the Company’s Policies. Any vacation shall be taken at the reasonable and mutual convenience of the Company and Executive.

(h)    Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s expense reimbursement Policy.

(i)    Indemnification. During the Term and at all times thereafter during which Executive is serving as a member of the Board, officer or employee of the Company, the Company will indemnify Executive to the maximum extent permitted under the By-Laws (including making advances for attorneys fees and other covered expenses to Executive thereunder subject to his entering into a customary undertaking to refund any such advances found by a final non-appealable order not to be eligible for indemnification). Such indemnification right shall survive any expiration or other termination of this Agreement and any termination of Executive’s employment in respect of Executive’s acts and omissions to act occurring while serving as a member of the Board, officer or employee of the Company.

(j)    Legal Fees. The Company will pay Executive’s reasonable legal fees associated with the legal review, negotiation and preparation of this Agreement and all other related agreements within thirty (30) days of the later of the Effective Date or the date on which the Executive provided to the Company an invoice from such legal counsel.

3.     Termination.

(a)    In General. The Term and Executive’s employment hereunder may be terminated by the Company or Executive, as applicable, without any breach of this Agreement, under the following circumstances:

(i)    Death. Executive’s employment hereunder shall terminate upon Executive’s death.

(ii)    Disability. If Executive has incurred a Disability, as defined below, the Company may terminate Executive’s employment.

(iii)    Termination for Cause. The Company may terminate Executive’s employment for Cause, as defined below.

(iv)    Termination without Cause. The Company may terminate Executive’s employment without Cause.

(v)    Termination by Executive without Good Reason. Executive may terminate Executive’s employment with the Company without Good Reason (and not due to Disability), as defined below.

(vi)    Termination by Executive for Good Reason. Executive may terminate Executive’s employment with the Company for Good Reason.

(b)    Notice of Termination. Any termination of Executive’s employment by the Company or by Executive under this Section 3 (other than termination pursuant to Section 3(a)(i)) shall be communicated by a written notice to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, and (iii) specifying a Date of Termination, as defined below, which, if submitted by Executive pursuant to Section 3(a)(v) or Section 3(a)(vi), shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs on or following the date of the Company’s receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. In the event of a dispute over the existence of Cause or Good Reason, either Party may introduce newly discovered or newly arising evidence in support of or in opposition to the determination of Cause or Good Reason.

(c)    Company Obligations upon Termination. Upon termination of Executive’s employment pursuant to any of the circumstances listed in Section 3(a), Executive (or Executive’s estate) shall be entitled to receive the sum of: (i) the portion of Executive’s Annual Base Salary earned through the Date of Termination, but not yet paid to Executive; (ii) any paid time off that has been accrued but unused in accordance with the Company’s Policies; (iii) any reimbursements owed to Executive pursuant to Section 2(g); (iv) any amount accrued and arising from Executive’s participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements; and (v) except in the case of a termination of Executive’s employment for Cause pursuant to Section 3(a)(iii), any earned but unpaid Annual Bonus for the prior fiscal year. Except as otherwise expressly required by law (e.g., COBRA (as defined below)) or as specifically provided herein, or in any other plan or arrangement maintained by the Company, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts hereunder (if any) shall cease upon the termination of Executive’s employment hereunder. In the event that Executive’s employment is terminated hereunder for any reason, Executive’s sole and exclusive remedy shall be to receive the payments and benefits described in this Section 3(c) or Section 4.

(d)    Deemed Resignation. Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its Affiliates and Executive agrees to execute any and all documents necessary to effectuate such resignations.

4.     Severance Payments.

(a)    Termination Generally. If Executive’s employment shall terminate pursuant to Section 3(a) for any reason, other than a termination pursuant to Section 3(a)(iv) (by the Company without Cause) or Section 3(a)(vi) (by Executive for Good Reason) and other than in circumstances entitling him to benefits under the CIC Plan, then Executive shall not be entitled to any severance payments or benefits, except as provided in Section 3(c).

(b)    Termination without Cause or for Good Reason (and Death or Disability under Section 4(b)(iii)). If Executive’s employment is terminated by the Company without Cause pursuant to Section 3(a)(iv) or by Executive for Good Reason pursuant to Section 3(a)(vi)

then, subject to Executive signing on or before the 50th day following Executive’s Separation from Service (as defined below), and not revoking, a release of claims and separation agreement in the Company’s customary form (current form attached hereto as Exhibit A), as may be updated from time to time (and (x) including customary exclusions from such release for Executive’s rights to indemnification and directors and officers liability insurance coverage as survive a termination of his employment, and for Executive’s accrued and vested benefits due him under the Company’s employee benefit plans in which he is then a participant; and (y) not including any restrictive covenant that Executive had not otherwise agreed to prior to the Date of Termination), (the “Release”), and Executive’s continued compliance with Sections 5, 6 and 7, Executive shall receive, in addition to payments and benefits set forth in Section 3(c), the following benefits:

(i)    The Company shall pay to Executive a lump sum cash payment equal to one and half (1.5) times the sum of (A) the Annual Base Salary plus (B) the Target Bonus, each in the full amount, as in effect at such time, payable on the second full payroll payment date following the effectiveness of the Release;

(ii)    The Company shall pay to Executive an amount equal to the Annual Bonus, as in effect at such time, determined based on the actual performance of the Company for the full fiscal year in which Executive’s employment terminates, prorated for the number of days of employment completed during the fiscal year in which the Date of Termination occurs, payable in a lump sum cash amount at the time it would otherwise have been paid in accordance with Section 2(b) had Executive remained employed for the entire fiscal year;

(iii)    For a termination occurring at any time during or after expiration of the Term by the Company without Cause, by Executive for Good Reason or due to Executive’s death or Disability, unvested RSUs subject to Executive’s Sign-on Equity Award shall fully vest and be paid on the sixtieth (60th) day following the Date of Termination and unvested PSAs subject to Executive’s Sign-on Equity Award shall continue to vest subject only to achievement of performance conditions (i.e., shall fully time-vest); and

(iv)    The Company shall pay, on the second full payroll payment date following the effectiveness of the Release, to Executive a cash lump sum amount equal to the premiums Executive would have been required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the Date of Termination under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), for eighteen (18) months following the Date of Termination, which amount shall be based on the premium for the first month of COBRA coverage and shall be paid regardless of whether or not Executive elects COBRA continuation coverage.

(c)    No Mitigation; Payment to Surviving Spouse. Notwithstanding anything to the contrary in this Agreement, Executive shall not be required to seek other employment or otherwise mitigate any damages resulting from any termination of employment and no amount payable hereunder shall be offset by any compensation or other amount Executive may receive from any subsequent employment or self-employment. In the event of Executive’s death prior to payment of all compensation and benefits due to Executive under Section 3(b), any remaining compensation and benefits shall be paid to his spouse, if any, or if none to his estate.

5.     Covenants. Executive acknowledges that Executive has been provided with Confidential Information (as defined below) which is of vital importance to the success of the Company and that, during the Term, the Company from time to time will provide Executive with access to Confidential Information and he will develop goodwill for the Company. Ancillary to the rights provided to Executive as set forth in this Agreement and the Company’s provision of Confidential Information, and Executive’s agreements regarding the use of the same, in order to protect the value of any Confidential Information, the Company and Executive agree to the following provisions, for which Executive agrees he received adequate consideration and which Executive acknowledges are reasonable and necessary to protect the legitimate interests of the Company and represent a fair balance of the Company’s rights to protect its business and Executive’s right to pursue employment:

(a)    Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, interview for a potential employment or consulting relationship with, or manage, provide services to or operate, with or without payment, any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in or is preparing to engage in any portion of the Business (as defined below) anywhere in the world. Nothing herein shall prohibit Executive from being a passive owner of not more than 2% of the outstanding equity interest in any entity that is publicly traded, so long as Executive has no active participation in the business of such entity.

(b)    Executive shall not, at any time during the Restriction Period, directly or indirectly, engage or prepare to engage in any of the following activities: (i) solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company, (ii) contact or solicit, with respect to hiring or engagement, or knowingly hire or engage any employee or full-time consultant of the Company or any person employed or engaged full-time by the Company at any time during the 12-month period immediately preceding the Date of Termination, (iii) induce or otherwise counsel, advise or encourage any employee or full-time consultant of the Company to leave the employment or engagement of the Company, or (iv) induce any distributor, representative or agent of the Company to terminate or diminish its relationship with the Company.

(c)    In the event the terms of this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be modified and interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action, and then enforced as so modified to the fullest extent permitted by law.

(d)    As used in this Section 5, (i) the term “Company” shall include the Company and its direct and indirect subsidiaries; (ii) the term “Business” shall mean each business of the Company (other than the Wellsite business) representing at least 5% of the Company’s annual revenues for the fiscal year preceding the Date of Termination and engaged in by the Company during the 12-month period preceding the Date of Termination; and (iii) the term

“Restriction Period” shall mean the period beginning on the Effective Date and ending (x) eighteen (18) months following the Date of Termination for any reason during the Term and (y) twelve (12) months for a termination of employment occurring after expiration of the Term.

(e)    Executive agrees, during the Term and following the Date of Termination, to refrain from Disparaging (as defined below) the Company and its Affiliates, including any of its services, technologies, products, processes or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing. Each of the Company (through an authorized public statement), its officers and members of the Board agrees, during the Term and following the Date of Termination, to refrain from Disparaging Executive either orally or in writing. Nothing in this paragraph shall preclude any such parties from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce their respective rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements to any person or entity including present or former employees of the Company and/or the press, and/or to any others, whether written, oral or electronic (including any social media, other internet sites, or on any blogging and/or micro-blogging sites, including Twitter), that impugn or are reasonably likely to impugn the character, integrity, reputation or abilities of the entities, persons, services, products, technologies, processes or practices listed in this Section 5(e).

(f)    Executive agrees that during the Restriction Period, Executive will cooperate fully with the Company, at reasonable times not interfering with Executive’s subsequent employment or other business endeavors, in its defense of or other participation in any investigation, administrative, judicial or other proceeding arising from any charge, complaint or other action which has been or may be filed. The Company will pay all reasonable expenses incurred by Executive to provide such cooperation, including travel expenses in the level of class and comfort as applied while he served as Chief Executive Officer.

6.     Nondisclosure of Proprietary Information.

(a)    Except in connection with the faithful performance of Executive’s duties hereunder or pursuant to Section 6(c), (e) and (f), Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, disseminate, disclose or publish, or use for Executive’s benefit or the benefit of any person, firm, corporation or other entity (other than the Company) any confidential or proprietary information or trade secrets of or relating to the Company (including business plans, business strategies and methods, acquisition targets, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company, whether in tangible, intangible or electronic form, information with respect to the Company’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment) (collectively, the “Confidential Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Confidential Information. The Parties hereby stipulate and agree that, as between them, any item of Confidential Information is important, material and confidential and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company). Notwithstanding the foregoing, Confidential Information shall not include any information that has been published in a form generally available to the public or is publicly available or has become public or general industry knowledge prior to the date Executive proposes to disclose or use such information, provided, that such publishing or public availability or knowledge of the Confidential Information shall not have resulted from Executive directly or indirectly breaching Executive’s obligations under this Section 6(a) or any other similar provision by which Executive is bound, or from any third-party breaching such third-party’s obligation to the Company. For the purposes of the previous sentence, Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if material features comprising such information have been published or become publicly available.

(b)    Upon termination of Executive’s employment with the Company for any reason, Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents or property (in whatever form) concerning the Company’s customers, business plans, marketing strategies, products, property, processes or Confidential Information.

(c)    Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules.

(d)    As used in this Section 6 and Section 7, the term “Company” shall include the Company, and its direct and indirect subsidiaries.

(e)    Nothing in this Agreement shall prohibit Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 6(c)), (ii) disclosing information and documents to Executive’s attorney, financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) disclosing Executive’s post-employment restrictions in this Agreement in confidence to any potential new employer of Executive, or (iv) retaining, at any time, Executive’s personal correspondence, Executive’s personal contacts and documents related to Executive’s own personal benefits, entitlements and obligations, except where such correspondence, contracts and documents contain Confidential Information.

(f)    Pursuant to 18 U.S.C. § 1833(b), Executive understands that Executive will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret of the Company that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to Executive’s attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. Executive understands that if Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Executive may disclose the trade secret to Executive’s attorney and use the trade secret information in the court proceeding if Executive (x) files any document containing the trade secret under seal, and (y) does not disclose the trade secret, except pursuant to court order. Nothing in this Agreement, or any other agreement that Executive has with the Company, is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Further, nothing in this Agreement or any other agreement that Executive has with the Company shall prohibit or restrict Executive from making any voluntary disclosure of information or documents concerning possible violations of law to any governmental agency or legislative body, or any self-regulatory organization, in each case, without advance notice to the Company.

7.     Inventions.

All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the Business (as defined in Section 5(d)), whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the Term, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company. Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any

Inventions. During the Restriction Period, Executive shall assist Company and its nominee, at any time, at Company expense, in the protection of Company’s (or its Affiliates’) worldwide right, title and interest in and to Inventions and the execution of all formal assignment documents requested by Company or its nominee and the execution of all lawful oaths and applications for patents and registration of copyright in the United States and foreign countries.

8.     Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 5-6 or 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 5-6 or 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief without the requirement to post bond.

9.    Clawback Provisions.

Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based compensation, or any other compensation, paid to Executive pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any Policy approved by the Board that is generally applicable to senior management of the Company, applicable law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such Policy, law, government regulation or stock exchange listing requirement.

10.    Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to a United States subsidiary of the Company that is the main operating company of the Company (or the principal employer of employees of the Company and its subsidiaries) in the United States or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its Affiliates; provided, for purposes of Section 5(a), in the event of a termination of Executive’s employment for any reason at any time on or before the first anniversary of the date of such assignment or succession, the “Business” shall be as so constituted immediately prior to the date of such assignment or succession. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law. Notwithstanding the foregoing, Executive shall be entitled, to the extent permitted under applicable law and any applicable Company benefit plans or arrangements, to select and change a beneficiary or beneficiaries to receive compensation hereunder following Executive’s death by giving written notice thereof to the Company.

11.    Certain Definitions.

(a)    Cause. “Cause” shall have the meaning set forth in the CIC Plan.

(b)    Date of Termination. “Date of Termination” shall mean (i) if Executive’s employment is terminated by Executive’s death, the date of Executive’s death; or (ii) if Executive’s employment is terminated pursuant to Section 3(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 3(b), in each case, whichever is earlier.

(c)    Disability. “Disability” shall have the meaning set forth in the Plan.

(e)    Good Reason. “Good Reason” shall have the meaning set forth in the CIC Plan.

However, none of the foregoing events or conditions will constitute Good Reason unless: (x) Executive provides the Company with written objection to the event or condition within ninety (90) days following the occurrence thereof, (y) the Company does not reverse or otherwise cure the event or condition within thirty (30) days of receiving that written objection, and (z) Executive terminates his employment within thirty (30) days following the expiration of that cure period.

12.    Miscellaneous Provisions.

(a)    Governing Law. This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Illinois without reference to the principles of conflicts of law of the State of Illinois or any other jurisdiction, and where applicable, the laws of the United States.

(b)    Survival. Notwithstanding anything to the contrary in this Agreement, the provisions of Sections 2(i), 3(c), 3(d), 4(b)(iii), and Sections 5 through 10 and this Section 12 will survive the termination of Executive’s employment and the expiration or termination of the Term. Section 4 (other than Section 4(b)(iii)) will survive the termination of Executive’s employment only to the extent that Date of Termination occurs prior to the expiration of the Term.

(c)    Notices. Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by e-mail (in .PDF format) or certified or registered mail, postage prepaid, as follows (except that notice of change of address shall be effective only upon receipt):

(i)    If to the Company, to the attention of the General Counsel at its headquarters,

(ii)    If to Executive, at the last address that the Company has in its personnel records for Executive, or

(iii)   At any other address as any Party shall have specified by notice in writing to the other Party.

(d)    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

(e)    Entire Agreement; Inconsistency. The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral (including the Prior Agreement). The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement. In the event of any inconsistency between this Agreement and any other plan, program or practice of the Company, this Agreement shall control unless such other plan, program or practice either (i) is more favorable to Executive or (ii) specifically refers to this Agreement.

(f)    Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company (other than Executive). By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company (other than Executive) may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(g)    Construction. This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (i) the plural includes the singular and the singular includes the plural; (ii) “and” and “or” are each used both conjunctively and disjunctively; (iii) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (iv) “includes” and “including” are each “without limitation”; (v) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular section or subsection; and (vi) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

(h)    Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

(i)    Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold or by its Policies it customarily withholds. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(j)    Section 409A.

(i)    General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)    Separation from Service. Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits described in Section 4 shall be paid, or commence to be paid, on the second complete payroll payment date following the effectiveness of a Release, except that if such Release may become effective in either of two taxable years of Executive, such payment (or commencement of payment) shall be postponed until the later of (i) the second payroll payment date in the second such taxable year and (ii) the second payroll payment date following the effectiveness of such Release, (such date under clause (i) or (ii) being the “Second Payment Date”). Any lump sum payment or installment payments that would have been made to Executive prior to the Second Payment Date but for the preceding sentence shall be paid to Executive on the Second Payment Date and any remaining installment payments shall be made as provided in this Agreement.

(iii)    Specified Employee. Notwithstanding anything in this Agreement to or any other agreement providing compensatory payments to Executive to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, any payment of compensation or benefits to which Executive is entitled under this Agreement or any other compensatory plan or agreement that is considered nonqualified deferred compensation under Section 409A payable as a result of Executive’s Separation from Service shall be delayed to the extent required in order to avoid a prohibited distribution under Section 409A until the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement or any other compensatory plan or agreement shall be paid as otherwise provided herein or therein.

(iv)    Expense Reimbursements. To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(v)    Installments. Executive’s right to receive any installment payments under this Agreement, including any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

13.    Executive Acknowledgement.

Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

[Signature Page Follows]

Execution Copy

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year first above written.

DOVER CORPORATION

By:	/s/ Robert A Livingston
Name:	Robert A. Livingston
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Richard J. Tobin 2/16/18
Richard J. Tobin

[Signature Page to Employment Agreement]

Exhibit A

Form Release

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3005 Highland Parkway, Suite 200

Downers Grove, IL 60521

[INSERT DATE]

[INSERT DELIVERY METHOD: [VIA EMAIL DELIVERY] OR [VIA HAND DELIVERY]

Richard J. Tobin

Dear Richard J. Tobin,

The purpose of this letter agreement, release, and covenant not to sue (“Agreement”) is to set forth our mutual understanding and agreement with respect to your employment with Dover Corporation, a Delaware corporation (the “Company”) and in accordance with the your Employment Agreement with the Company, dated March 12, 2018, as amended (the “Employment Agreement”). In consideration of the covenants set forth below, and for other valuable consideration, we have agreed as follows:

1.	Separation from Employment. Your separation from employment with the Company shall be effective [INSERT DATE] (“Date of Termination”).

2.	Pay and Benefits. Regardless of whether or not you sign this Agreement, you shall receive the following:

a.	In the Company’s next payroll cycle following your Date of Termination, you shall receive a lump sum payment, less required withholdings and prior advances (if any), for any accrued and unused vacation days and unpaid wages as of your Date of Termination; and

b.	You will remain eligible to receive (i) any reimbursements owed to you pursuant to Section 2(g) of the Employment Agreement; (ii) any amount accrued and arising from your participation in, or benefits accrued under any employee benefit plans, programs or arrangements, which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements (including without limitation, continuation health benefits under COBRA, amounts payable or benefits provided under the Dover Corporation Equity and Cash Incentive Plans, the Dover Corporation Pension Replacement Plan, the Dover Corporation Deferred Compensation Plan, the Dover Corporation Pension Plan, and the Dover Corporation Retirement Savings Plan); and (iii) any earned but unpaid Annual Bonus, as defined in the Employment Agreement, for the fiscal year prior to the fiscal year in which Date of Termination occurs.

3.	Severance Payments. If you sign this Agreement within fifty days of your Date of Termination and you do not revoke or breach it, you will be eligible to receive the payments (collectively, “Severance”) under Section 4(b) of the Employment Agreement, provided, however, that you will not be eligible for any other severance pay or benefits under any other plan, program, or individual agreement.

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4.	Representations and Warranties. You represent and warrant that:

a.	You have read this Agreement in its entirety, you are fully able and competent to enter into this Agreement, and your agreement to all of its provisions is made freely, voluntarily, and with full knowledge and understanding of its contents; you do not rely and have not relied upon any representation or statement made by the Company, and its and their operating companies, subsidiaries, affiliates or related companies, (collectively “Dover”) with regard to the subject matter, basis, or effect of this Agreement or otherwise, other than the obligations of the parties set forth in this Agreement;

b.	You were given at least forty-five (45) days to consider this Agreement, you understand that it is recommended that you consult with an attorney prior to signing this Agreement; you understand that for a period of seven (7) days following your execution of the Agreement, you may revoke the Agreement by notifying Jay Kloosterboer, Senior Vice President Human Resources of the Company, in writing, of your desire to do so; that after the seven (7) day period has elapsed, this Agreement shall become effective and enforceable;

c.	You are not presently aware of any injury you sustained, or any illness you have contracted, in or out of the course of your work at Dover that could form the basis of a claim pursuant to the workers’ compensation or occupational illness laws of Illinois, or any other state;

d.	You are not presently aware of any leave or restoration of employment benefit following leave that was denied to you that could form the basis of a claim under any law providing for employee leave of absence, including the Family Medical Leave Act;

e.	You are not presently aware of any wage, overtime or other payment that was not paid to you that could form the basis of a claim pursuant to the Fair Labor Standards Act, or any federal, state or local law relating to wages, bonus, vacation or any other wage or benefit; and

f.	You acknowledge that the above-referenced payments and benefits in Paragraph 3 are consideration in addition to anything of value to which you already are entitled and are adequate consideration for all covenants and obligations undertaken by you in this Agreement.

5.

Release and Covenant Not to Sue. In exchange for your receipt of the above-referenced promises, and as a material inducement for the Company to enter into this Agreement, you hereby waive, generally release, and covenant not to sue Dover and its respective officers, directors, employees, and

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agents (“Releasees”) from, of, and for all claims or causes of action that you may have or ever have had against Releasees as of the date this Agreement is executed, or any time prior to that date, and waive your right to benefit from any suit or claim against Releasees. This waiver, release and covenant not to sue shall include, but is not limited to any claims or causes of action that you may have or have had under any law, statute, rule, regulation or enactment dealing with employment, including, but not limited to, Title VII (or any other title) of the Civil Rights Act of 1964, as amended, (including race, color, national origin, religion or sex discrimination); the Civil Rights Act of 1866, 42 U.S.C. §1981, 1983 and 1985; the Equal Pay Act, as amended; the Age Discrimination in Employment Act, as amended; the Employee Retirement Income Security Act, as amended; the Americans with Disabilities Act, as amended; the Family and Medical Leave Act, as amended; the Illinois Human Rights Act, as amended; state civil rights laws; as well as any claims for breach of contract, mental pain, suffering and anguish, emotional upset, impairment of economic opportunities, unlawful interference with employment rights, defamation, intentional or negligent infliction of emotional distress, fraud, wrongful termination, wrongful discharge in violation of public policy, breach of any express or implied covenant of good faith and fair dealing, that Releasees have dealt with you unfairly or in bad faith, and all other common law contract and tort claims. You also agree that you have not assigned or transferred any claims or causes of action to another person or entity.

6.	Covenants. You agree to continue to abide by all of the restrictive covenants with respect to Dover to which you may be subject, including Sections 5 through 7 of the Employment Agreement.

7.	Indemnification. You shall indemnify and hold Releasees harmless from and against any and all loss, cost, damage, or expense, including without limitation, attorneys’ fees, awarded against Releasees by a court, arbitrator, or mediator pursuant to a final judgment or finding that arises out of any breach of this Agreement by you or as a result of the fact that any representation or warranty made by you in this Agreement was false when made, or as a result of the failure of you to fully perform your obligations under this Agreement.

8.	Re-Hire. You agree that Dover shall have no obligation to rehire you, and that this paragraph shall constitute a complete defense to any claim by you for their refusal or failure to reinstate or rehire you.

9.	409A. Section 12(j) of the Employment Agreement is incorporated herein by reference as if restated herein in its entirety.

10.	Entirety and Integration. This Agreement sets forth the entire agreement between the parties hereto and fully supersedes any and all prior agreements, negotiations or understandings, whether oral or written, between them; provided, however, this Agreement does not supersede the Dover Code of Business Conduct and Ethics.

11.	Miscellaneous. You agree that neither this Agreement nor any actions or statements taken hereunder constitute nor are they to be construed as an acknowledgment, evidence, or admission of any liability or violation of any law or statute, the common law, or any agreement that exists or that allegedly may exist by and among you and Dover. The Company specifically denies and disclaims any liability and by entering into this Agreement, intend merely to resolve any differences in an amicable way. If, for any reason, any part(s) or language within any part(s) of this Agreement shall be deemed invalid or unenforceable, all remaining parts shall remain binding and in full force and effect.

This Agreement will accrue to the benefit of and may be enforced by Dover and its successors and assigns. This Agreement may not be modified except by written document, signed by you and the Senior Vice President of Human Resources for the Company. This Agreement will be interpreted and enforced in accordance with the laws of the State of Illinois. You agree to the exclusive jurisdiction and venue of any state court of general jurisdiction in DuPage County, Illinois or the United States District Court in Chicago, Illinois.

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12.	This Agreement shall be available for acceptance by you only until [INSERT DATE 45 DAYS FROM DATE RELEASE IS DELIVERED]. If you have not provided , Senior Vice President of Human Resources for the Company, with a signed original copy of this Agreement by that date, the terms of this offer will automatically be withdrawn without any further notice to you.

Sincerely,	ACCEPTED BY: Richard J. Tobin

SVP Human Resources Dover Corporation	Signature

Date:
Witness:

Witness Signature:

Date:

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